Exhibit 10.52

EXECUTIVE EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated this 3rd day of May 2013 (the “Agreement”), by and between CIG Wireless Corp., a Nevada corporation (the “Company”), and Michael Hofe (the “Executive”).

WHEREAS, the Company and Liberty Towers, LLC are entering into a Purchase Sale Agreement as of even date herewith (“PSA”). The negotiations, purchase, sale, and closing related to the acquisition of Liberty Towers, LLC are collectively referred to as the “Liberty Towers Acquisition”;

WHEREAS, as part of the Liberty Towers Acquisition, the Company has agreed to hire and employ the Executive as the Chief Operating Officer (“COO”) of the Company and the Executive desires to serve in such capacity pursuant to the terms and conditions hereof;

NOW THEREFORE, in consideration of the premises and the mutual agreements made herein, the Company and the Executive agree as follows:

1.           Position; Duties; Place of Performance.

1.1           Position. The Company hereby engages the Executive to serve as COO of the Company subject to the terms and conditions of this Agreement.

1.2           Duties. During the Employment Period (defined below), the Executive shall have such duties, authority and responsibility as shall be determined from time to time by the Chief Executive Officer of CIG Wireless Corp. (the “CEO”), provided that such duties, authority and responsibility are reasonably consistent with the Executive’s position. The Executive agrees that during his employment hereunder, he shall exclusively devote 100% of his professional working time, attention, knowledge and experience and give his best effort, skill and abilities to promote the business and interests of the Company as reasonably directed by the CEO pursuant to policies of the Board of Directors of the Company (the “Board”). This provision shall not be construed to restrict the Executive from participating in volunteer activities for nonprofit organizations or serving on boards or committees of organizations or entities that are approved by the Board (not to be unreasonably withheld, conditioned or delayed).

1.3           Place of Performance. The principal place of Executive’s performance of his duties shall be from the Executive’s home, provided, however, the Executive may be required to travel on Company business during the period of his employment and the Executive agrees that he will work at least two (2) business days per week at the Company’s headquarters currently located at 5 Concourse Parkway, Suite 3100, Atlanta, Georgia 30328. The Executive shall not be required to work more than five (5) business days each week. If the Executive is traveling on Company business four (4) or more business days per week then Executive’s presence at the Company’s headquarters during such week shall be excused and reduced by one (1) business day for each business day of external business travel on the fourth and/or fifth business day of such week thereof. Travel for commuting purposes of Executive shall not be deemed to constitute travel on Company business.

2.           Employment Period. This Agreement shall be effective as of the date of the closing of the Liberty Tower Acquisition (the “Effective Date”) until the second anniversary of the Effective Date (the “Employment Period”) unless otherwise terminated pursuant to Section 8. The period in which this Agreement shall be effective within each Employment Period is referred to as a “Term.”

3.           Compensation and Benefits.

3.1           Base Salary. The Executive shall be paid a base salary of Two Hundred and Fifty Thousand Dollars ($250,000) per annum during the Term, pro-rated for any partial year of employment, less applicable statutory and regulatory deductions (each year, the “Base Salary”), which shall be payable in accordance with the Company’s standard payroll practices, as the same may be administered from time to time.

3.2           Annual Discretionary Bonus. The Executive shall be eligible for an annual discretionary bonus commensurate with the Executive’s position, subject to the approval of the Board and at the Board’s sole discretion.

3.3           Stock Options.

(a)           The Executive shall hereby be granted the option to purchase 350,000 shares of the Company’s common stock, par value $0.00001 per share, pursuant to the terms and conditions set forth in the Stock Options Agreement between the Company and the Executive attached hereto as Exhibit A. Each such option shall be priced at an exercise price equal to the volume-weighted average closing price of the Company’s common stock for the twenty (20) trading days immediately prior to and including the Effective Date, of which one-third (1/3) of such options shall vest on the ninetieth day following the Effective Date; one-third (1/3) of such options shall vest on the first anniversary of the Effective Date; and one-third (1/3) of such options shall vest on the second anniversary of the Effective Date. Notwithstanding the foregoing, if the Executive is terminated after ninety (90) days of continuous employment without Cause pursuant to Section 8.1 of this Agreement, then one-third (1/3) of such options shall accelerate and vest on the date of termination.

(b)           The Executive shall hereby be granted the option to purchase up to 250,000 shares of the Company’s common stock, par value $0.00001 per share, pursuant to the terms and conditions set forth in the Stock Options Agreement between the Company and the Executive attached hereto as Exhibit B. Each such option shall be priced at an exercise price equal to $2.00 per share and shall be immediately and fully vested. Such options shall expire within thirty (30) days of the Effective Date.

3.4           Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

3.5           Vacation. The Executive shall be entitled to fifteen (15) business days of paid vacation for each calendar year in accordance with Company policies as determined by the Board and pro-rated for any partial year of employment.

3.6           Expense Reimbursement. The Executive shall be entitled to reimbursement of reasonable out-of-pocket expenses incurred in connection with travel, communications and matters related to the Company’s business and affairs (including expenses related to travel between the Executive’s home and the Company’s headquarters), if made in accordance with written Company policies as in effect from time to time as adopted by the Board; provided however that any reimbursement payments made for the Executive’s commute between his home and the Company’s headquarters in Atlanta, Georgia shall be treated as income paid to the Executive.

3.7           Indemnification. The Company shall indemnify the Executive to the maximum extent provided in the Company’s Certificate of Incorporation and By-Laws in effect on the date hereof and under applicable law. The Executive shall be provided coverage pursuant to directors and officers insurance to the same extent as other directors and officers of the Company. This provision shall survive termination of this Agreement.

4.           Acknowledgements.

4.1           Nature of Executive’s Position. The Executive acknowledges, agrees, represents and warrants that the Executive’s position as COO of the Company is a position of significant trust and responsibility and that during the course of his employment, his duties and responsibilities as COO will require him to: (a) perform duties with the responsibility of: (i) primarily managing the Company or a customarily recognized department or subdivision of the Company; (ii) customarily and regularly directing the work of two or more other employees; and (ii) hiring or firing other employees or having particular weight given to suggestions and recommendations as to the hiring, firing, advancement, promotion, or any other change of status of other employees; or (b) perform the duties of a Key Employee or of a Professional (each as defined below).

4.2           Reasonableness of Restriction. The Executive further acknowledges, agrees, represents and warrants that the Company’s business is unique and highly specialized and the restrictive covenants set forth in this Agreement are (i) narrowly tailored; (ii) necessary and reasonable to protect, without limitation, the Discoveries and Works of the Company (defined below) and its customers, prospective customers, vendors and suppliers, as well as the Company’s goodwill, (iii) not greater than necessary for the protection of the Company’s legitimate interests and goodwill, and (iv) will only minimally burden the Executive’s opportunity and ability to successfully and profitably work in the Executive’s chosen field following the end of the Executive’s employment with the Company.

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4.3           Definitions.

(a)           For purposes of this Agreement, the term “Key Employee” shall mean an employee who, by reason of the Company’s investment of time, training, money, trust, exposure to the public, or exposure to customers, vendors, or other business relationships during the course of the employee’s employment with the Company, has gained a high level of notoriety, fame, reputation, or public persona as the Company’s representative or spokesperson or has gained a high level of influence or credibility with the Company’s customers, vendors, or other business relationships or is intimately involved in the planning for or direction of the business of the Company or a defined unit of the business of the Company. Such term also means an employee in possession of selective or specialized skills, learning, or abilities or customer contacts or customer information who has obtained such skills, learning, abilities, contacts, or information by reason of having worked for the Company.

(b)           For purposes of this Agreement, the term “Professional” shall mean an employee who has as a primary duty the performance of work requiring knowledge of an advanced type in a field of science or learning customarily acquired by a prolonged course of specialized intellectual instruction or requiring invention, imagination, originality, or talent in a recognized field of artistic or creative endeavor.

5.           Trade Secrets.

5.1           Trade Secret Covenants. The Executive agrees that it is in the Company’s legitimate business interest to restrict disclosure or use of Trade Secrets and Confidential Information (as defined below) relating to the Company and its affiliates as provided herein, and Executive agrees not to disclose or use the Trade Secrets and/or Confidential Information relating to the Company or its affiliates for any purpose other than in connection with his performance of his duties to the Company.

5.2           “Trade Secrets” shall mean all confidential and proprietary information belonging to the Company (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information).

5.3           “Confidential Information” means all information other than Trade Secrets belonging to, used by, or which is in the possession of the Company and relating to the Company’s business or assets specifically including, but not limited to, information relating to the Company’s products, services, strategies, pricing, customers, representatives, suppliers, distributors, technology, finances, employee compensation, computer software and hardware, inventions, developments, in each case to the extent that such information is not required to be disclosed by applicable law or compelled to be disclosed by any governmental authority.

5.4           Trade Secret Exceptions. Notwithstanding the foregoing, the terms “Trade Secrets” and “Confidential Information” do not include information that (i) is or becomes generally available to or known by the public (other than as a result of a disclosure by the Executive), provided, that the source of such information is not known by the Executive to be bound by a confidentiality agreement with the Company; or (ii) is independently developed by the Executive without violating this Agreement.

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6.           Discoveries and Works. All Discoveries and Works made or conceived by the Executive during his employment by the Company, solely, jointly or with others, that relate to the Company’s present or anticipated activities, or are used or useable by the Company shall be owned by the Company. For the purposes of this Section 6, (including the definition of “Discoveries and Works”) the term “Company” shall include the Company and its affiliates. The term “Discoveries and Works” includes, by way of example but without limitation, Trade Secrets and other Confidential Information, patents and patent applications, service marks, and service mark registrations and applications, trade names, copyrights and copyright registrations and applications. The Executive shall (a) promptly notify, make full disclosure to, and execute and deliver any documents requested by the Company, as the case may be, to evidence or better assure title to Discoveries and Works in the Company, as so requested, (b) renounce any and all claims, including but not limited to claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by the Company, (c) assist the Company in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all Discoveries and Works, and (d) promptly execute, whether during his employment with the Company or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Company and to protect the title of the Company thereto, including but not limited to assignments of such patents and other rights. Any Discoveries and Works which, within one year after the expiration or termination of the Executive’s employment with the Company, are made, disclosed, reduced to tangible or written form or description, or are reduced to practice by the Executive and which pertain to the business carried on or products or services being sold or delivered by the Company at the time of such termination shall, as between the Executive and, the Company, be presumed to have been made during the Executive’s employment by the Company. The Executive acknowledges that all Discoveries and Works shall be deemed “works made for hire” under the U.S. Copyright Act of 1976, as amended 17 U.S.C. Sect. 101. Should the Executive refuse or fail to perform such acts or execute such documents, instruments or certificates, the Company may do so as the Executive’s attorney-in-fact for such purpose.

7.           Non-Competition; Non-Solicitation.

7.1           During the Term of Employment. During the Executive’s employment with the Company, the Executive will not, on the Executive’s own behalf or on behalf of any person other than the Company (i) perform Responsibilities (defined below) for, or (ii) otherwise engage in or accept Competitive Business (defined below).

7.2           Post-Employment. During the Restrictive Period (defined below), the Executive will not, on the Executive’s own behalf or on behalf of any person, directly or indirectly, anywhere in the Territory (defined below), (i) engage in Competitive Business, or (ii) accept Competitive Business from any of the Company’s customers or actively sought prospective customers with which the Executive had Material Contact (defined below) within the last twelve (12) months of the Executive’s employment with the Company.

7.3           Non-Solicitation of Customers and Prospects. During the Executive’s employment with the Company and during the Restrictive Period, the Executive will not, directly or indirectly, solicit or attempt to solicit any of the Company’s customers or actively sought prospective customers for the purpose of providing, or referring such customers to any person (other than the Company) to provide Competitive Business. The Executive acknowledges that, among other reasons, he will have Material Contact with customers or prospective customers because of his direct dealings with and/or supervision of other employees with respect such customers and prospective customers.

7.4           Non-Solicitation of Employees and Contractors. During the Executive’s employment the Company and during the Restrictive Period, the Executive will not (i) solicit or otherwise seek to persuade, directly or indirectly, any officer, employee, consultant, independent contractor, or agent of the Company to discontinue his or her relationship with the Company for any reason, or (ii) hire, on the Executive’s own behalf or on behalf of any other person, any individual who is then an officer, employee, consultant, independent contractor, or agent of the Company or who was an officer, employee, consultant, independent contractor or agent of the Company during the three (3) month period prior to the date of such hire. These restrictions apply regardless of whether such employee or contractor is a full-time or temporary employee or contractor of the Company, whether such employee or contractor serves pursuant to a written agreement, and whether such employee or contractor is providing services for a determined period or at-will.

7.5           Non-Disparagement. During the Restrictive Period, neither the Executive nor the Company will make any statement, oral or written (including but not limited to any written statement posted on or through any social media or other website), that is disparaging or derogatory or directly or indirectly impugns the quality or integrity of the other.

7.6           Non-Competition with Wireless Towers. During the Term and for a period of twenty-four (24) months following the end of the Executive’s employment with the Company, regardless of whether the Term expired or the reason for the termination and regardless of whether the Company or the Executive initiated the termination, the Executive will not, on the Executive’s own behalf or on behalf of any person, directly or indirectly, within a two-mile radius of any Wireless Towers (defined below): (i) engage in Competitive Business, or (ii) accept Competitive Business from any of the Company’s customers.

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7.7          Definitions.

(a)           For purposes of this Agreement, “Competitive Business” means the business of construction, maintenance, leasing of wireless communications towers to wireless service providers or the operation of wireless communications towers.

(b)           For purposes of this Agreement, “Material Contact” means the contact between the Executive and each customer or potential customer (i) with whom or which the Executive dealt on behalf of the Company, (ii) whose dealings with the Company were coordinated or supervised by the Executive, (iii) about whom the Executive obtained confidential information in the ordinary course of business as a result of such Executive’s association with the Company, or (iv) who receives products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for the Executive within two (2) years prior to the date of the Executive’s termination.

(c)           For purposes of this Agreement, “Restrictive Period” means, unless provided otherwise herein, the period beginning on the date of expiration or termination of the Executive’s employment with the Company and ending on the later of (i) twelve (12) months following the end of the Executive’s employment with the Company, regardless of whether the Term expired or the reason for the termination and regardless of whether the Company or the Executive initiated the termination or (ii) twenty-four (24) months following the Effective Date.

(d)           For purposes of this Agreement, “Responsibilities” means the duties and responsibilities performed by the Executive for the Company within the last twelve (12) months of the Executive’s employment with the Company.

(e)           For purposes of this Agreement, “Territory” means, unless provided otherwise herein, each state where the Executive is performing Responsibilities on behalf of the Company at the time the Executive’s employment with the Company ends and where the customers and actively sought prospective customers of the Company are located.

(f)           For purposes of this Agreement, “Wireless Towers” means (A) any wireless communications tower owned or operated by the Company; or (B) any site (i) identified by the Company with specificity for the development of wireless communication towers, (ii) where the Company has commenced construction of wireless communication towers, or (iii) where the Company has an option to acquire, has a lease or has purchased land to construct a wireless communication tower.

8.           Termination.

8.1          Termination Without Cause. During the Term, either party may at any time, at its/his election and sole discretion, terminate the Executive’s employment under this Agreement without Cause (i.e., for reasons other than those set forth in Section 8.2 below) (a “Termination Without Cause”) upon ninety (90) days written notice. The time period between the receipt of Termination Without Cause and the final date of termination shall be referred to as the “Notice Period.” Should the Company elect to terminate the Executive’s employment without cause, the Company may elect to pay the Executive in lieu of notice the equivalent of the Base Salary then due the Executive during the Notice Period. Upon receipt of such payment in lieu of notice, the Executive shall be immediately relieved of his duties and responsibilities as COO.

8.2          Termination For Cause.

(a)          In addition to any other remedies available to the Company at law, in equity or as set forth in this Agreement, the Company shall have the right, at its election, upon written notice to Executive, to terminate Executive’s employment hereunder at any time for “Cause” (a “Termination For Cause”).

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(b)          For purposes of this Agreement, “Cause” shall mean: (a) any act or omission that constitutes a breach by Executive of any of his material obligations under this Agreement; (b) the continued failure or refusal of Executive (i) to substantially perform the material duties required of him as an Executive of the Company and/or (ii) to comply with reasonable directions of the CEO, (c) any material violation by Executive of any (i) policy, rule or regulation of the Company or (ii) any law or regulation applicable to the business of the Company or any of its affiliates; (d) any act of fraud, misappropriation, embezzlement, or similar act of dishonesty; (e) violations of the Company’s drug use policy (including the failure to take a drug screening test as required by the Company in accordance with such policy) or the use of alcohol or drugs (legal or illegal) in a way which impairs Executive’s ability to perform Executive‘s duties hereunder (as determined by the CEO), (f) Executive’s gross negligence in the performance of his duties hereunder, or any breach of any fiduciary duty to the Company (including the receipt by Executive of any form of payment for services performed on behalf of, or in connection with, the business of the Company that Executive fails to promptly deliver to the Company); (g) Executive’s conviction of, or plea of guilty or nolo contendere to, any crime (whether or not involving the Company) which constitutes a felony or crime of moral turpitude or is punishable by imprisonment of thirty (30) days or more, provided, however, that nothing in this Agreement shall obligate the Company to pay Base Salary or benefits during any period that Executive is unable to perform his duties hereunder due to any incarceration, and provided, further, that nothing shall prevent Executive’s termination under any other subsection of this Section 8.2 if it provides independent grounds for termination; or (h) any other misconduct by Executive that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its affiliates.

(c)          Notwithstanding the foregoing, no purported Termination For Cause pursuant to (a), (b), (c), (d), (e), (f) or (h) of the preceding paragraph of this Section 8.2 shall be effective unless all of the following provisions shall have been complied with: (i) Executive shall be given written notice by the Company of its intention to effect a Termination For Cause, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed Termination For Cause is based; and (ii) Executive shall have ten (10) business days after receiving such notice in which to cure such grounds, to the extent such cure is possible, as determined in the sole discretion of the Company, provided, however, that Executive shall not have such right to cure if (A) these curable failures, violations or breaches become a pattern and (B) following written notice to Executive and consultation with Executive to attempt to resolve the issues which the Company believes constitute such a pattern, the Company determines in good faith that Executive is unwilling or unable to discontinue the activities constituting such a pattern.

8.3          Death; Disability.

(a)          In the event that Executive dies or becomes Disabled (as defined herein) during the Term, Executive’s employment shall terminate either (i) when such death occurs, or (ii) upon written notice by the Company at any time after Disability occurs (provided that, in the event of any Disability, the Company shall have the right, but not the obligation, to terminate this Agreement).

(b)          For the purposes of this Agreement, Executive shall be deemed to be “Disabled” or have a “Disability” if, because of Executive’s physical or mental disability, he has been substantially unable to perform his duties hereunder with reasonable accommodation for twelve (12) work weeks in any twelve (12) month period. Executive shall be considered to have been substantially unable to perform his duties hereunder only if he is either (a) unable to reasonably and effectively carry out his duties with reasonable accommodations by the Company or (b) unable to reasonably and effectively carry out his duties because any reasonable accommodation which may be required would cause the Company undue hardship. In the event of a disagreement concerning Executive’s perceived Disability, Executive shall submit to such examinations as are deemed appropriate by three (3) practicing physicians specializing in the area of Executive’s Disability, one selected by Executive, one selected by the Company, and one selected by both such physicians. The majority decision of such three (3) physicians shall be final and binding on the parties. Nothing in this paragraph is intended to limit the Company’s right to invoke the provisions of this paragraph with respect to any perceived Disability of Executive.

(c)          Notwithstanding the foregoing, to the extent and for the period required by any state or federal family and medical leave law, upon Executive’s request (i) he shall be considered to be on unpaid leave of absence and not terminated, (ii) his group health benefits shall remain in full force and effect, and (iii) if Executive recovers from any such Disability, at that time, to the extent required by any state or federal family and medical leave law, upon Executive’s request, he shall be restored to his position hereunder or to an equivalent position, as the Company may determine, and the Term of Executive’s employment hereunder shall be reinstated effective upon such restoration. The Term shall not be extended by reason of such intervening leave of absence, nor shall any compensation or benefits accrue in excess of those required by law during such intervening leave of absence. Upon the expiration of any such rights, unless Executive has been restored to a position with the Company, he shall thereupon be considered terminated.

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8.4          Effect of Termination. Upon termination of this Agreement for any reason, the Executive shall be entitled to receive: (a) any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid in accordance with the Company’s customary payroll procedures; (b) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and (c) such employee benefits (including equity compensation), if any, as to which the Executive may be entitled under the Company’s employee benefit plans as of the date of termination. In addition, if the Company terminates the Executive’s employment without Cause pursuant to Section 8.1 after ninety (90) days of the Executive’s continuous employment, the Company shall pay to the Executive severance payments equivalent to the Executive’s Base Salary in accordance with the Company’s regular payroll procedures for six (6) months following the date of termination (“Severance Pay”); provided, however, that, as a condition of the Executive’s receipt of Severance Pay, he agrees to execute a release of all claims in favor of the Company, its affiliates and their respective officers and directors in a form reasonably requested and provided by the Company. The Executive acknowledges that the payments referred to in this Section 8.4, together with any rights or benefits under any written plan or agreement which have vested on or prior to the date of termination of Executive’s employment, constitute the only payments which Executive shall be entitled to receive from the Company hereunder in the event of termination of his employment for any reason, and the Company shall have no further liability or obligation to him hereunder or otherwise in respect of his employment.

8.5          Expiration of Term. At the end of the Term, such term shall not be renewed and employment hereunder, if it continues at all, will be “at will”; in other words, during any time following the expiration of the Term, (i) the Company may terminate Executive’s employment at any time, with or without reason and with or without notice, and Executive may resign at any time, with or without reason and with or without notice and (ii) the Company has no obligation to continue Executive’s employment on the terms and conditions set forth in this Agreement. For the avoidance of doubt, during any “at will” employment period, Executive shall not be entitled to any severance or separation payment or other post-termination payments if such “at will” employment is terminated.

9.           Company Property.

9.1           Computer and Electronic Systems. Except as authorized by the Company in furtherance of performing services on its behalf, the Executive will not (a) save, transfer or forward any of the Company’s electronically stored information to any storage device of any kind that does not belong to the Company, including but not limited to any website, cloud storage, computer or laptop, flash or thumb drive, CD or DVD, or email account, or (b) other than in the normal course of business, delete electronically stored information from the Company’s computer or electronic systems.

9.2           Return of Documents and Property. Upon the expiration or termination of the Executive’s employment with the Company, or at any time upon the request of the Company, the Executive (or his heirs or personal representatives) shall deliver to the Company (a) all documents and materials (including, without limitation, computer files) containing Trade Secrets and Confidential Information relating to the business and affairs of the Company or its affiliates, and (b) all documents, materials, equipment and other property (including, without limitation, computer files, computer programs, computer operating systems, computers, printers, scanners, pagers, telephones, credit cards and ID cards) belonging to the Company or its affiliates, which in either case are in the possession or under the control of the Executive (or his heirs or personal representatives).

10.         No Conflicts. The Executive has represented and hereby represents to the Company and its affiliates that the execution, delivery and performance by the Executive of this Agreement do not conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under any contract, agreement or understanding, whether oral or written, to which the Executive is a party or of which the Executive is or should be aware and that there are no restrictions, covenants, agreements or limitations on his right or ability to enter into and perform the terms of this Agreement, and agrees to indemnify and save the Company and its affiliates harmless from any liability, cost or expense, including attorney’s fees, based upon or arising out of any such restrictions, covenants, agreements, or limitations that may be found to exist.

For purposes of this Agreement, “affiliate” shall include any person or entity directly or indirectly controlled by or controlling the Company.

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11.         Enforcement. The Executive agrees that any breach of the provisions of this Agreement would cause substantial and irreparable harm, not readily ascertainable or compensable in terms of money, to the Company for which remedies at law would be inadequate and that, in addition to any other remedy to which the Company may be entitled at law or in equity, the Company shall be entitled to seek temporary, preliminary and other injunctive relief in the event the Executive violates or threatens to violate the provisions of this Agreement. Nothing herein contained shall be construed as prohibiting the Company from pursuing, in addition, any other remedies available to the Company for such breach or threatened breach. A waiver by the Company of any breach of any provision hereof shall not operate or be construed as a waiver of a breach of any other provision of this Agreement or of any subsequent breach by the Executive.

12.         Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon (i) the Company, its successors and assigns, and any company with which the Company may merge or consolidate or to which the Company may sell substantially all of its assets; and (ii) Executive and his executors, administrators, heirs and legal representatives. Since the Executive’s services are personal and unique in nature, the Executive may not transfer, sell or otherwise assign his rights, obligations or benefits under this Agreement.

13.         Notices. Any notice required or permitted under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, or sent properly addressed in a sealed envelope postage prepaid by certified or registered mail, or delivered by a reputable overnight delivery service. A copy of all notices shall be simultaneously sent via facsimile or e-mail to all recipients of notice. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of record then on file with the Company with a simultaneous copy to:

Foley & Lardner LLP

Attention: Susan E. Pravda, Esq.

111 Huntington Avenue, Suite 2600

Boston, MA 02199

Facsimile: 617-342-4001

spravda@foley.com

Unless otherwise changed by notice, notice shall be properly addressed to the Company if addressed to:

CIG Wireless Corp.

Attention: Paul McGinn, CEO

5 Concourse Parkway, Suite 3100

Atlanta, Georgia 30328

Facsimile: 678- 332-5050

pmcginn@cigwireless.com

With a simultaneous copy to:

Wuersch & Gering LLP

Attention: Travis L. Gering, Esq.

100 Wall Street, 10th Floor

New York, New York 10005

Facsimile: 610-819-9104

travis.gering@wg-law.com

14.         Severability. It is expressly understood and agreed that although the Company and the Executive consider the restrictions contained in this Agreement to be reasonable and necessary for the purpose of preserving the goodwill, proprietary rights and going concern value of the Company, if a final determination is made by arbitration or any court having jurisdiction that any provision contained in this Agreement is invalid, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such arbitral body or court may determine or indicate to be reasonable. Alternatively, if the arbitral body or court finds that any provision or restriction contained in this Agreement or any remedy provided herein is unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein or the availability of any other remedy. The provisions of this Agreement shall in no respect limit or otherwise affect the Executive’s obligations under any other agreements with the Company.

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15.         Construction. This Agreement has been jointly negotiated and drafted by the parties and in the event of any ambiguity no provision herein shall be construed against any party as the draftsperson. Each reference to “business day” shall mean any day on which the New York Stock Exchange is open for business.

16.         Survival. Notwithstanding anything to the contrary contained herein, if this Agreement is terminated pursuant to Section 8 or expires by its terms, the provisions of Sections 4 through 7 and 9 through 20 of this Agreement shall survive and continue in full force and effect, provided, however, any and all rights of the Executive with respect to the terms of compensation and enforcement thereof shall survive and remain fully enforceable.

17.         Entire Agreement. This Agreement, along with the exhibit(s) attached hereto, constitutes the entire agreement, and supersedes all prior agreements, of the parties hereto relating to the subject matter hereof, and there are no written or oral terms or representations made by either party other than those contained herein.

18.         Modification; Waiver.         This Agreement cannot be modified, altered or amended except by a writing signed by both parties. No waiver by either party of any provision or condition of this Agreement at any time shall be deemed a waiver of such provision or condition at any prior or subsequent time or of any other provision or condition at the same or any prior or subsequent time.

19.         Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York. All disputes and controversies arising out of or relating to this Agreement shall be finally settled and binding under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in New York, New York, except that matters requiring injunctive relief may be brought directly only in the state courts in and for New York, New York or the federal courts in New York, New York. The place of arbitration shall be New York, New York. Any award, verdict or settlement issued under such arbitration may be entered by any party for order of enforcement by any court of competent jurisdiction. The arbitrator shall power to take interim measures he or she deems necessary, including injunctive relief and measures for the protection or conservation of property and disposition of perishable goods. Both parties consent to the application of New York substantive law. Both parties agree not to challenge the validity of this Section 19 on grounds of being void as against public policy.

20.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. A manual signature on this Agreement or other documents to be delivered pursuant to this Agreement, an image of which shall have been transmitted electronically, will constitute an original signature for all purposes. The delivery of copies of this Agreement or other documents to be delivered pursuant to this Agreement, including executed signature pages where required, by facsimile, “pdf” or other mode of electronic transmission will constitute effective delivery of this Agreement or such other document for all purposes and each such exemplar delivered in such manner shall be an original for all purposes.

21.         Condition Precedent.     This Agreement shall be effective subject to the closing of the Liberty Towers Acquisition on or before August 31, 2013. In the event that the Liberty Towers Acquisition is not consummated on or before August 31, 2013, this Agreement shall be null, void, and of no further force or effect.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

/s/ Michael Hofe
EXECUTIVE: Michael Hofe

THE COMPANY: CIG Wireless Corp.

By:	/s/ Paul McGinn
	Name:	Paul McGinn
	Title:	Chief Executive Officer

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Exhibit A

Stock Options Agreement

Exhibit B

Stock Options Agreement

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